Exhibit 10.4

CONFIDENTIAL

UPPERCUT BRANDS, INC.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of April __, 2020 (the “Effective Date”), by and between Uppercut Brands, Inc., a Delaware corporation (the “Company”), and ___________________ (“Consultant”).

A. WHEREAS, the Company desires to engage Consultant as a consultant and in connection therewith to provide certain consulting services to the Company and Consultant is willing to be engaged by the Company as a consultant and to provide such services, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual obligations set forth in this Agreement, the parties agree as follows:

1. Consulting Services. Commencing on the Effective Date, the Company hereby retains Consultant, and Consultant hereby agrees to be engaged by the Company to provide the services set forth on Exhibit A attached hereto (collectively, the “Services”). Consultant shall perform the Services with the highest degree of professional skill and expertise.

2. Compensation. Consultant’s compensation for performing the Services shall be as set forth in Exhibit A. In addition, the Company shall reimburse Consultant for reasonable travel and other out-of-pocket expenses incurred in connection with providing the Services, provided that Consultant furnishes receipts for such expenses in accordance with Company policy and obtains the prior written approval of the Company for such expenses.

3. Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant agrees not to hold himself or herself out as, or give any person any reason to believe that he or she is, an employee, agent, joint venturer or partner of the Company. Consultant shall not be eligible for any employee benefits, nor shall the Company make deductions from Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Consultant due to activities performed hereunder shall be the sole responsibility of Consultant.

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4. Confidential Information.

(a) At all times, both during the term of this Agreement and thereafter, Consultant shall hold in strictest confidence and shall not disclose, lecture upon or publish any of the Company’s Confidential Information (defined below), except to the extent such disclosure, use or publication is expressly authorized in writing by an officer of the Company. Consultant shall use such Confidential Information only as may be required in direct connection with Consultant’s performing the requested Services for the Company.

(b) The term “Confidential Information” shall mean trade secrets, confidential knowledge, data and any other proprietary information that the Company owns, licenses or has obtained from third parties to whom the Company owes a duty of confidentiality with respect to such information. By way of illustration but not limitation, “Confidential Information” includes:

(i) inventions, trade secrets, ideas, data, programs, works of authorship, know-how, improvements, processes, discoveries, designs, techniques and other sensitive information the Company receives from its customers or other third parties; (ii) technical information relating to the Company’s existing and future products, including, where appropriate and without limitation, financial techniques and procedures, financial production, software, firmware, information, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, product specifications, structures, models, techniques, processes and apparatus relating to the same disclosed by the Company to Consultant or obtained by Consultant through observation or examination of information or developments; (iii) confidential marketing information (including without limitation marketing strategies, customer names and requirements and products and services, prices, margins and costs); (iv) confidential future product plans; (v) confidential financial information provided to Consultant by the Company; (vi) personnel information (including without limitation employee compensation); and (vii) other confidential business information of the Company or any third party. Notwithstanding the foregoing, nothing received by Consultant shall be considered to be Confidential Information if (x) it has been published or is otherwise readily available to the public other than by a breach of this Agreement, (y) it has been rightfully received by Consultant from a third party without any confidentiality limitations, or (z) it was known by the Consultant, as evidenced by his or her records, prior to its disclosure by the Company.

5. Intellectual Property Rights.

(a) Consultant agrees that any and all inventions, trade secrets, ideas, data, programs, works of authorship, know-how, improvements, processes, discoveries, designs, techniques, and related information (collectively, “Inventions”), whether or not patentable or copyrightable, that the Consultant conceives or perfects: (1) as part of performing Services for the Company under this Agreement or (2) using the Company’s Confidential Information (collectively, the “Company Work Product”) shall be the sole and exclusive property of the Company. Consultant hereby assigns and agrees to assign to the Company his or her entire right, title and interest, including all intellectual-property rights, in and to such Company Work Product.

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(b) Consultant agrees to execute, when requested, any documents deemed reasonably necessary by the Company to carry out the purposes of this Agreement. Consultant further agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign patent and other intellectual property rights relating to Company Work Product including executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request from time to time in applying for, obtaining, perfecting, sustaining, defending, and enforcing such rights and the assignment thereof. Consultant’s obligation to assist the Company as described herein shall continue beyond the termination of this Agreement, provided that the Company shall compensate Consultant at a reasonable rate after termination of this Agreement for time Consultant actually spends performing the obligations described herein.

(c) If the Company is unable, after reasonable effort, to secure Consultant’s signature on any document needed to apply for, obtain, perfect, sustain, defend, or enforce any patents or other intellectual property rights relating to Company Work Product, Consultant hereby designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney in fact, with full power of substitution, to execute, verify and file applications and to do all other lawfully permitted acts necessary to apply for, obtain, perfect, sustain, defend, or enforce such rights with the same legal force and effect as if executed by Consultant. Such power of attorney shall be deemed coupled with an interest.

(d) Consultant agrees to submit to the Company any proposed publication that contains any discussion relating to the Company, Confidential Information, Inventions, Company Work Product or work performed by Consultant for the Company hereunder. Consultant further agrees that no such publication shall be made without the prior written consent of the Company.

6. Non-Solicitation. Consultant agrees that, during the term of this Agreement and for a period of one year thereafter, Consultant shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment or service with the Company.

7. Additional Activities/No Conflicting Obligations.

(a) Consultant hereby represents and warrants that Consultant is not currently subject to, and shall not during the term of this Agreement become subject to, any agreement or obligation inconsistent with the terms of this Agreement or the performance of Services hereunder or that would give rise to any obligation to grant any rights or interests whatsoever in the Company Work Product to any third party.

(b) Consultant hereby represents and warrants that Consultant is not currently engaged in, and shall not during the term of this Agreement become engaged in, any business activity that involves the development, production, marketing or selling of products, processes or techniques, or the use of technologies, that are substantially similar to, or competitive with, products, processes, techniques or technologies of the Company.

8. Term; Termination.

(a) Term. Subject to the provisions for termination provided in Section 8(b) hereof, the term of this Agreement shall commence on the Effective Date and shall continue until _______ [ ], 2020.

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(b) Termination. Consultant or the Company may terminate this Agreement at any time by giving thirty (30) days prior written notice to the other party. The obligations set forth in Sections 4, 5, 6, 8 and 9 shall survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant shall promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Confidential Information and Company Work Product.

9. Lock-Up Agreement for New Securities.  The Consultant hereby agrees that it will not, without the prior written consent of the Company, during the period commencing on the date of this Agreement and ending on the one year anniversary of the final prospectus relating to the next registration by the Company for its own behalf or on behalf of others of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for common stock (whether such shares or any such securities are then owned by the Consultant or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash, or otherwise.  The Consultant further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with this Section or that are necessary to give further effect thereto.

10. General Provisions.

(a) The rights and obligations of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Because the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business.

(b) Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement and without the requirement to post a bond or other security.

(c) This Agreement shall be governed by and construed according to the laws of the State of New York, including with respect to any statute of limitations and without regards to conflicts of laws rules. The parties consent to the jurisdiction of all federal and state courts in New York, and agree that venue shall lie exclusively in New York County, New York. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

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(d) This Agreement and the Exhibit hereto, constitute the final, exclusive and complete understanding and agreement of the parties and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties.

(e) Any notices required or permitted hereunder shall be given to the appropriate Party as follows:

●	To Company: Attention Eric Weisblum , 560 Sylvan Avenue, Engelwood Cliffs, NJ 07632.

●	To Consultant: Attention ____________________, ________________, __________________________________.

●	Such other address as the Party shall specify in writing pursuant to this notice provision.

Such notice shall be deemed given upon personal delivery to the appropriate address, upon delivery by facsimile or electronic mail (with delivery confirmation), or three (3) days after the date of mailing if sent by certified or registered mail.

(f) This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UPPERCUT BRANDS, INC.	CONSULTANT

By: _________________________	By: _____________________________
Name:	Name:
Title:	Title:

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EXHIBIT A

To Consulting Agreement

Description of Consulting Services:

●

Compensation:

●	Subject to and upon the approval of the Company’s Board of Directors, the Company shall issue to Consultant a one-time stock award of _________ shares of the Company that vest immediately.